As filed with the Securities and Exchange Commission on February 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SiTime Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-0713868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5451 Patrick Henry Drive Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

SiTime Corporation 2022 Inducement Award Plan

(Full title of the plan)

Rajesh Vashist

Chief Executive Officer

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, California 95054

(Name and address of agent for service)

(408) 328-4400

(Telephone number, including area code, of agent for service)

Copies to:

Vincent Pangrazio

EVP, Chief Legal Officer and Corporate Secretary

5451 Patrick Henry Drive

Santa Clara, California 95054

(408) 328-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have previously been filed by SiTime Corporation (the “Corporation”) with the Securities and Exchange Commission (the “SEC”), are incorporated by reference herein and shall be deemed to be a part hereof:

•

the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, which contains the Corporation’s audited financial statements for the Corporation’s latest fiscal year for which such statements have been filed; and

•

the description of the Corporation’s common stock set forth in the Corporation’s registration statement on Form 8-A filed with the SEC on November 14, 2019, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Corporation’s Form 10-K filed with the SEC on February 16, 2021.

*	Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated herein by reference.

The Corporation also incorporates by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document the Corporation previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning the Corporation at the following address or telephone number:

SiTime Corporation

Attn: Corporate Secretary

5451 Patrick Henry Drive

Santa Clara, California 95054

(408) 328-4400

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Corporation’s amended and restated certificate of incorporation contains provisions that limit the liability of the Corporation’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Corporation’s directors will not be personally liable to the Corporation or the Corporation’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Corporation or the Corporation’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

The Corporation’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Corporation is required to indemnify the Corporation’s directors and executive officers, in each case to the fullest extent permitted by Delaware law. The Corporation’s amended and restated bylaws also provide that the Corporation is obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit the Corporation to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Corporation would otherwise be permitted to indemnify him or her under Delaware law. The Corporation has entered and expects to continue to enter into agreements to indemnify the Corporation’s directors, executive officers and other employees as determined by the Corporation’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Corporation believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Corporation also maintains directors’ and officers’ liability insurance. The Corporation currently carries liability insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Corporation as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 26, 2019 (File no. 001-39135)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 9, 2020 (File no. 001-39135)).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in signature page hereto).

99.1	SiTime Corporation 2022 Inducement Award Plan and Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed February 25, 2022 (File no. 001-39135)).

107	Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on February 25, 2022.

SITIME CORPORATION

By	/s/ Rajesh Vashist
Rajesh Vashist
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajesh Vashist and Arthur D. Chadwick and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajesh Vashist Rajesh Vashist	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2022

/s/ Arthur D. Chadwick Arthur D. Chadwick	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2022

/s/ Raman K. Chitkara Raman K. Chitkara	Director	February 25, 2022

/s/ Edward H. Frank Edward H. Frank	Director	February 25, 2022

/s/ Christine Heckart Christine Heckart	Director	February 25, 2022

/s/ Torsten G. Kreindl Torsten G. Kreindl	Director	February 25, 2022

/s/ Katherine E. Schuelke Katherine E. Schuelke	Director	February 25, 2022

/s/ Akira Takata Akira Takata	Director	February 25, 2022

/s/ Tom D. Yiu Tom D. Yiu	Director	February 25, 2022